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                                                                     EXHIBIT 4.2


                                                                  EXECUTION COPY

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                       UTILITY STOCK BASE PLEDGE AGREEMENT

                                  by and among

                                PG&E CORPORATION,

                                   as Pledgor

                                 BANK ONE, N.A.,

                                   as Trustee

                                       and

                      DEUTSCHE BANK TRUST COMPANY AMERICAS,

                               as Collateral Agent

                     for the benefit of the Secured Parties

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                            Dated as of July 2, 2003

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                       UTILITY STOCK BASE PLEDGE AGREEMENT

            UTILITY STOCK BASE PLEDGE AGREEMENT (as amended, restated, supplemented, or otherwise modified from time to time, this "Agreement"), dated as of July 2, 2003, among PG&E CORPORATION, a California corporation (the "Pledgor"), BANK ONE, N.A., a national banking association organized to do business under the laws of the United States of America (the "Trustee") acting in its capacity as Trustee for the Noteholders (as hereinafter defined) and DEUTSCHE BANK TRUST COMPANY AMERICAS (the "Collateral Agent"), as Collateral Agent for the benefit of and the representative of the Noteholders (as hereinafter defined) and the Additional Debt Holders (as hereinafter defined, and together with the Noteholders, the "Secured Parties").

                              W I T N E S S E T H:

            WHEREAS, pursuant to that certain Indenture dated as of the date hereof (including all annexes, exhibits and schedules thereto, as from time to time amended, restated, supplemented or otherwise modified from time to time, the "Indenture") by and among the Pledgor and the Trustee for the noteholders under the Indenture (collectively, the "Noteholders"), the Pledgor will issue to the Noteholders 6-7/8% Senior Secured Notes due 2008 in an initial maximum aggregate principal amount of $600,000,000 (such notes, as the same may be amended, exchanged, extended, renewed, restated, supplemented or otherwise modified from time to time, together with any additional notes issued pursuant to the Indenture, being herein collectively referred to as the "Notes");

            WHEREAS, it is contemplated that, from time to time to the extent permitted by the Indenture, the Pledgor may, from time to time, issue or guaranty certain New Senior Secured Debt (as hereinafter defined) and/or New Junior Secured Debt (as hereinafter defined);

            WHEREAS, the Pledgor is the record and beneficial owner of approximately 94% of the issued and outstanding common stock of Pacific Gas and Electric Company, a California corporation (the "Utility"); and

            WHEREAS, the Pledgor wishes to pledge and grant security interests in the Collateral (as hereinafter defined) in favor of the Collateral Agent, for the benefit of the Noteholders and the holders of any New Senior Secured Debt (the "New Senior Secured Debt Holders"; and together with the Noteholders, the "Senior Secured Parties"), and for the benefit of the holders of any New Junior Secured Debt (the "New Junior Secured Debt Holders"; and together with the New Senior Secured Debt Holders, the "Additional Debt Holders");

            NOW, THEREFORE, in consideration of the foregoing premises and the mutual agreements hereinafter contained, the Pledgor hereby agrees with the Collateral Agent, for the benefit of the Secured Parties, as follows:

            1. DEFINITIONS.

            1.1 Unless otherwise defined herein, all capitalized terms used herein and defined in the Indenture shall be used herein as therein defined.


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            1.2 The following capitalized terms used herein shall have the definitions specified below:

            "Additional Debt Holders" shall have the meaning set forth in the fourth recital hereto.

            "Additional Notes" shall mean any notes (other than the Initial Notes), if any, issued under the Indenture in accordance with Sections 2.02, 2.14 and 4.09 thereof.

            "Additional Secured Obligations" shall mean, collectively, the New Senior Secured Obligations and the New Junior Secured Obligations.

            "Affiliates" of any specified Person shall mean any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, "control," as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise; provided that beneficial ownership of 10% or more of the Voting Stock of a Person shall be deemed to be control. For purposes of this definition, the terms "controlling," "controlled by" and "under common control with" have correlative meanings.

            "Agent Related Person" shall have the meaning set forth in Section
      22.6 hereof.

            "Agreement" has the meaning set forth in the first paragraph hereof.

            "Board of Directors" shall mean: (1) with respect to a corporation, the board of directors of the corporation; (2) with respect to a partnership, the board of directors of the general partner of the partnership; and (3) with respect to any other Person, the board or committee of such Person serving a similar function.

            "Capital Stock" shall mean: (1) in the case of a corporation, corporate stock; (2) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock; (3) in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited); and (4) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

            "Capital Lease Obligation" shall mean, at the time any determination is to be made, the amount of the liability in respect of a capital lease that would at that time be required to be capitalized on a balance sheet in accordance with GAAP.

            "Collateral" shall have the meaning set forth in Section 3.1 hereof.

            "Debt Documents" shall mean, collectively, the Note Documents, the New Senior Secured Debt Documents and the New Junior Secured Debt Documents.

            "Default" shall mean any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.


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            "Disqualified Stock" shall mean any Capital Stock that, by its terms
      (or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case at the option of the holder of the Capital Stock), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder of the Capital Stock, in whole or in part, on or prior to the date that is ninety-one days after the date on which the Notes mature. Notwithstanding the preceding sentence, any Capital Stock that would constitute Disqualified Stock solely because the holders of the Capital Stock have the right to require the Pledgor to repurchase such Capital Stock upon the occurrence of a change of control, spin-off or an asset sale will not constitute Disqualified Stock if the terms of such Capital Stock provide that the Pledgor may not repurchase or redeem any such Capital Stock pursuant to such provisions prior to compliance by the Pledgor with the covenants contained in Section 4.10 and Section 4.15 of the Indenture and unless such repurchase or redemption complies with Section 4.07 of the Indenture.

            "Environmental Laws" shall mean any and all Laws, now or hereafter in effect, and any judicial or administrative interpretation thereof, including any judicial or administrative order, consent decree or judgment, relating to the environment, human health or safety, or to emissions, discharges, releases or threatened releases of pollutants, contaminants, chemicals, or toxic or hazardous substances or wastes into the environment including, without limitation, ambient air, surface water, groundwater, or land, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of pollutants, contaminants, chemicals, or toxic or hazardous substances or wastes.

            "Equity Interests" shall mean Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

            "Event of Default" shall mean (1) an "Event of Default" as defined in Section 12 of the Indenture; (2) any "Event of Default" (or similarly defined event or condition) under any New Senior Secured Debt Document; and (3) any "Event of Default" (or similarly defined event or condition) as defined in any New Junior Secured Debt Document.

            "Existing Secured Obligations" shall mean, collectively, (1) the debts, liabilities, and obligations, howsoever arising, owed by the Pledgor under the Indenture and the other Note Documents in respect of the Notes as of the date of this Agreement, whether direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising and howsoever evidenced, and the due performance and compliance by the Pledgor with the terms thereof; (2) any and all sums advanced by the Trustee or any Noteholder pursuant to the terms of the Note Documents in order to preserve the Collateral or preserve its security interest in the Collateral; and (3) the reasonable expenses of retaking, holding, preparing for sale, selling or otherwise disposing of or realizing on the Collateral, or of any exercise by the Collateral Agent, the Trustee or any Noteholder of its rights under this Agreement, together with reasonable attorneys' fees and court costs.

            "GAAP" shall mean generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial


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      Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are in effect on the Issue Date.

            "Governmental Approval" shall mean any authorization, consent, approval, license, ruling, permit, tariff, rate, certification, exemption, filing, variance, claim, order, judgment, decree, publication, notice to, declaration of or with, or registration by or with, any Governmental Authority.

            "Governmental Authority" shall mean any government, governmental department, commission, board, bureau, agency, regulatory authority, instrumentality, judicial or administrative body, domestic or foreign, federal, state or local having jurisdiction over the matter or matters in question.

            "Guarantee" shall mean a guarantee (other than by endorsement of negotiable instruments for collection in the ordinary course of business), direct or indirect, of all or any part of any Indebtedness in any manner including, without limitation, by way of a pledge of assets or through letters of credit or reimbursement agreements in respect thereof.

            "Hedging Obligations" shall mean, with respect to any specified Person, the obligations of such Person incurred under: (1) interest rate swap agreements, interest rate cap agreements and interest rate collar agreements; (2) foreign exchange contracts and currency protection agreements; (3) any commodity futures contract, commodity option or other similar agreement or arrangement; and (4) other similar agreements or arrangements.

            "Indebtedness" shall mean with respect to any specified Person, any indebtedness of such Person, whether or not contingent: (1) in respect of borrowed money; (2) evidenced by bonds, notes, debentures or similar instruments; (3) in respect of banker's acceptances or letters of credit (or reimbursement agreements in respect thereof) or similar instruments;
      (4) representing Capital Lease Obligations; (5) representing the balance deferred and unpaid of the purchase price of any property, except any such balance that constitutes an accrued expense or trade payable; (6) representing the net obligations of such Person under any Hedging Obligations (the amount of any such obligations to be equal at any time to the termination value of the agreement or arrangement giving rise to such obligation that would be payable by such Person at such time); or (7) the principal component or liquidation preference of all obligations of such Person with respect to the redemption, repayment or other repurchase of any Disqualified Stock or, with respect to any Restricted Subsidiary, any preferred stock; if and to the extent any of the preceding items (other than letters of credit, Hedging Obligations, Disqualified Stock or, with respect to any Restricted Subsidiary, preferred stock) would appear as a liability upon a balance sheet of the specified Person prepared in accordance with GAAP. In addition, the term "Indebtedness" includes all Indebtedness of others to the extent secured by a Lien on any asset of the specified Person (whether or not such Indebtedness is assumed by the specified Person) and, to the extent not otherwise included, the Guarantee by the specified Person of any Indebtedness of any other Person. The amount of any Indebtedness outstanding as of any date will be: (1) the accreted value of the Indebtedness, in the case of any Indebtedness issued with original issue discount; and (2) the principal amount of the Indebtedness, together with any interest on the Indebtedness that is more than 30 days past due, in the case of any other Indebtedness.



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            "Indemnified Liabilities" shall mean any and all liabilities, obligations, losses, damages, penalties, claims, actions, judgments, suits, costs, charges, expenses or disbursements (including reasonable legal fees and expenses and reasonable fees and expenses of consultants) of any kind or nature whatsoever which may at any time (including any Unmatured Surviving Obligations) be imposed on, incurred by or asserted against any Indemnified Person in any way relating to or arising out of this Agreement or any other Debt Document and any other document or instrument contemplated by or referred to herein or therein, or the transactions contemplated hereby and thereby, or any action taken or omitted by any such Person under or in connection with any of the foregoing, including with respect to the exercise by any Secured Debt Representative, the Collateral Agent and any Secured Debt Holder of any of its respective rights or remedies under any of the Debt Documents, and any investigation, litigation or proceeding (including any bankruptcy, insolvency, reorganization or other similar proceeding or appellate proceeding) related to this Agreement or any other Debt Document or the Secured Debt, or the use of the proceeds thereof, whether or not any Indemnified Person is a party thereto; provided, that the Pledgor shall have no obligation hereunder to any Indemnified Person with respect to Indemnified Liabilities arising from the gross negligence or willful misconduct of such Indemnified Person as determined by a final judgment of a court of competent jurisdiction.

            "Indemnified Person" shall mean each of the Secured Debt Representatives, the Collateral Agent and each Secured Party and each of their respective officers, directors, employees, counsel, agents and attorneys-in-fact and Affiliates.

            "Indenture" shall have the meaning set forth in the first recital hereto.

            "Initial Notes" shall mean $600.0 million in aggregate principal amount of 6-7/8% Senior Secured Notes due 2008 issued under the Indenture on the Issue Date.

            "Issue Date" shall mean July 2, 2003.

            "Law" shall mean, with respect to any Person (1) any statute, law, regulation, ordinance, rule, judgment, order, decree, permit, concession, grant, franchise, license, agreement or other governmental restriction or any interpretation or administration of any of the foregoing by any Governmental Authority (including, without limitation, Governmental Approvals) applicable to such Person and (2) any directive, guideline, policy, requirement or any similar form of decision of or determination by any Governmental Authority which is binding on such Person, in each case, whether now or hereafter in effect (including, without limitation, in each case, any Environmental Law).

            "Lien" shall mean, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in such asset.

            "Moody's" shall mean Moody's Investors Service, Inc. or any successor rating agency.



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            "NEG" shall mean PG&E National Energy Group, LLC, a Delaware limited liability company, and each of its Subsidiaries.

            "Newco" shall mean one or more Persons that, directly or indirectly, through one or more subsidiaries, own all of the assets of the Utility other than such assets of the Utility that are distributed as part of a Spin-Off.

            "New Debt Documents" shall mean, collectively, the New Senior Secured Debt Documents and the New Junior Secured Debt Documents.

            "Newco Stock" shall mean the Capital Stock of Newco.

            "New Junior Secured Debt" shall be a collective reference to all Indebtedness of the Pledgor issued pursuant to Section 4.09 of the Indenture (1) that is permitted by the Indenture and the New Senior Secured Debt Documents (if applicable) to share in the security interests granted under this Agreement in accordance with Section 3 hereof; (2) that is designated as "New Junior Secured Debt" by the Pledgor to each of the Collateral Agent and the Trustee in a writing substantially in the form of
      Exhibit 2 attached hereto and (3) with respect to which, the provisions of
      Section 2.2 and Section 21 have been satisfied.

            "New Junior Secured Debt Documents" shall mean this Agreement, the Utility Protective Stock Pledge Agreement and all indentures, debentures, notes, guaranties and other documents executed by the Pledgor in connection with the issuance of any New Junior Secured Debt.

            "New Junior Secured Debt Holders" shall have the meaning set forth in the fourth recital hereto.

            "New Junior Secured Debt Representative" shall mean any trustee, administrative agent or like representative of the holders of any New Junior Secured Debt.

            "New Junior Secured Obligations" shall mean, collectively, (1) all loans, advances, debts, liabilities, and obligations, howsoever arising, owed by the Pledgor under a New Junior Secured Debt Document to the New Junior Secured Debt Representative or any New Junior Secured Debt Holder or its Affiliates of every kind and description (whether or not evidenced by any note or instrument and whether or not for the payment of money), direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising, including all interest, fees, charges, expenses, attorneys' fees and consultants' fees chargeable to the Pledgor;
      (2) any and all sums advanced by the New Junior Secured Debt Representative or any New Junior Secured Debt Holder pursuant to the provisions of the New Junior Secured Debt Documents in order to preserve the Collateral or preserve its security interest in the Collateral; and
      (3) the reasonable expenses of retaking, holding, preparing for sale, selling or otherwise disposing of or realizing on the Collateral, or of any exercise by the Collateral Agent, the New Junior Secured Debt Representative or any New Junior Secured Debt Holder of its rights under this Agreement, together with reasonable attorneys' fees and court costs.



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

            "New Secured Debt" shall mean, collectively, the New Senior Secured Debt and the New Junior Secured Debt.

             "New Senior Secured Debt" shall be a collective reference to all Indebtedness, including Indebtedness issued under the Indenture, of the Pledgor issued pursuant to Section 4.09 of the Indenture (1) that is permitted by the Indenture to share in the security interests granted under this Agreement in accordance with Section 3 hereof; (2) that is designated as "New Senior Secured Debt" by the Pledgor to each of the Collateral Agent and the Trustee in a writing substantially in the form of
      Exhibit 2 attached hereto and (3) with respect to which, the provisions of
      Section 2.1 and Section 21 have been satisfied.

            "New Senior Secured Debt Documents" shall mean this Agreement, the Utility Protective Stock Pledge Agreement and all indentures, debentures, notes, guaranties and other documents executed by the Pledgor in connection with the issuance of any New Senior Secured Debt.

            "New Senior Secured Debt Holders" shall have the meaning set forth in the fourth recital hereto.

            "New Senior Secured Debt Representative" shall mean any trustee, administrative agent or like representative of the holders of any New Senior Secured Debt.

             "New Senior Secured Obligations" shall mean, collectively, (1) all loans, advances, debts, liabilities, and obligations, howsoever arising, owed by the Pledgor under a New Senior Secured Debt Document to the New Senior Secured Debt Representative or any New Senior Secured Debt Holder or its Affiliates of every kind and description (whether or not evidenced by any note or instrument and whether or not for the payment of money), direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising, including all interest, fees, charges, expenses, attorneys' fees and consultants' fees chargeable to the Pledgor;
      (2) any and all sums advanced by the New Senior Secured Debt Representative or any New Senior Secured Debt Holder pursuant to the provisions of the New Senior Secured Debt Documents in order to preserve the Collateral or preserve its security interest in the Collateral; and
      (3) the reasonable expenses of retaking, holding, preparing for sale or lease, selling or otherwise disposing of or realizing on the Collateral, or of any exercise by the Collateral Agent, the New Senior Secured Debt Representative or any New Senior Secured Debt Holder of its rights under this Agreement, together with reasonable attorneys' fees and court costs.

            "Non-Recourse Debt" shall mean Indebtedness: (1) as to which neither the Pledgor nor any of its Restricted Subsidiaries (a) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness), (b) is directly or indirectly liable as a guarantor or otherwise, or (c) is the lender; (2) no default with respect to which (including any rights that the holders of the Indebtedness may have to take enforcement action against an Unrestricted Subsidiary) would permit upon notice, lapse of time or both any holder of any other Indebtedness (other than the Notes) of the Pledgor or any of its Restricted Subsidiaries to declare a default on such other Indebtedness or cause the payment of the Indebtedness to be accelerated or payable prior to its stated maturity; and (3)


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      as to which the lenders have been notified in writing that they will not have any recourse to the stock or assets of the Pledgor or any of its Restricted Subsidiaries.

            "Note Documents" shall mean the Indenture, this Agreement, and the Utility Protective Stock Pledge Agreement.

            "Noteholders" shall have the meaning set forth in the first recital hereof.

            "Officer" shall mean, with respect to any Person, the chairman of the Board of Directors, the chief executive officer, the president, the chief financial officer, the treasurer, any assistant treasurer, the controller, the secretary, any assistant secretary or any vice-president of such Person.

            "Officer's Certificate" shall mean a certificate signed on behalf of the Pledgor by an Officer of the Pledgor that meets the requirements of
      Section 12.05 of the Indenture.

            "Permitted Lien" shall mean: (1) Liens on assets (other than assets that constitute Collateral) securing Indebtedness incurred pursuant to clauses (b)(i) or (b)(xiii) of Section 4.09 of the Indenture; (2) Liens securing the Notes; (3) Liens existing on the Issue Date; (4) Liens in favor of the Pledgor; (5) Liens to secure Indebtedness of any Restricted Subsidiaries; provided that the Indebtedness is permitted by the terms of the Indenture to be incurred; (6) Liens on property of a Person existing at the time such Person is merged with or into or consolidated with the Pledgor or any Restricted Subsidiary of the Pledgor or otherwise becomes a Restricted Subsidiary of the Pledgor; provided that such Liens were in existence prior to the contemplation of such merger or consolidation or such Person becoming a Restricted Subsidiary of the Pledgor and do not extend to any assets other than those of such Person; (7) Liens on property existing at the time of acquisition of the property by the Pledgor or any Restricted Subsidiary of the Pledgor; provided that such Liens were not incurred in connection with such acquisition; (8) Liens to secure Indebtedness (including Capital Lease Obligations) permitted by clause (b)(iv) of Section 4.09 of the Indenture; (9) Liens securing Permitted Refinancing Indebtedness incurred to refinance Indebtedness that was previously so secured; provided that any such Lien is limited to all or part of the same property or assets (plus improvements, accessions, proceeds or distributions in respect thereof) that secured or, under the written arrangements under which the original Lien arose, could secure the Indebtedness being refinanced; (10) Liens securing Hedging Obligations so long as the related Indebtedness is, and is permitted to be under the Indenture, secured by a Lien on the same property securing such Hedging Obligation; (11) Liens to secure the performance of statutory obligations, surety or appeal bonds, performance bonds or other obligations of a like nature incurred in the ordinary course of business; (12) Liens for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings promptly instituted and diligently conducted; provided that any reserve or other appropriate provision as is required in conformity with GAAP has been made therefor; (13) pledges or deposits by such Person under workmen's compensation laws, unemployment insurance laws and other types of social security or similar legislation, or good faith deposits in connection with bids, tenders, contracts (other than for the payment of Indebtedness) or leases to which such Person is


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

      a party, or deposits to secure public or statutory obligations of such Person or deposits of cash or United States government bonds to secure surety or appeal bonds to which such Person is a party, or deposits as security for contested taxes or import or customs duties or for the payment of rent, in each case incurred in the ordinary course of business;
      (14) Liens imposed by law, including carriers', warehousemen's and mechanics' Liens, in each case for sums not yet delinquent or that are being contested in good faith by appropriate proceedings promptly instituted and diligently conducted; provided that any reserve or other appropriate provision as is required in conformity with GAAP has been made therefor; (15) Liens arising solely by virtue of any statutory or common law provisions relating to banker's Liens, rights of set-off or similar rights and remedies as to deposit accounts or other funds maintained with a depositary institution; provided that (a) such deposit account is not a dedicated cash collateral account and is not subject to restrictions against access by the Pledgor in excess of those set forth by regulations promulgated by the Federal Reserve Board and (b) such deposit account is not intended by the Pledgor or any Restricted Subsidiary to provide collateral to the depositary institution; (16) easements, rights-of-way, minor survey exceptions, zoning and similar restrictions and other similar encumbrances or title defects incurred or imposed, which do not materially interfere with the ordinary conduct of the Pledgor's business or the business of its Subsidiaries; (17) judgment Liens not giving rise to an Event of Default so long as such Liens are adequately bonded and any appropriate legal proceedings that may have been duly initiated for the review of such judgment have not been finally terminated or the period within which such proceedings may be initiated has not expired; (18) Liens incurred or deposits made in the ordinary course of business of the Pledgor or any Restricted Subsidiary of the Pledgor with respect to obligations that do not exceed $10.0 million at any one time outstanding;
      (19) Liens consisting of any interest or title of a licensor in the property subject to a license; (20) Liens arising from sales or other transfers of accounts receivable in the ordinary course of business; and
      (21) any extensions, substitutions, replacements or renewals of the foregoing.

            "Permitted Refinancing Indebtedness" shall mean any Indebtedness of the Pledgor or any of its Subsidiaries issued in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund other Indebtedness of the Pledgor or any of its Subsidiaries (other than intercompany Indebtedness); provided that: (1) the principal amount (or accreted value, if applicable), the principal component or liquidation preference, as the case may be, of such Permitted Refinancing Indebtedness does not exceed the principal amount (or accreted value, if applicable), the principal component or liquidation preference, as the case may be, of the Indebtedness extended, refinanced, renewed, replaced, defeased or refunded (plus all accrued interest on the Indebtedness and the amount of all expenses and premiums incurred in connection therewith);
      (2) such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded; (3) if the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded is subordinated in right of payment to the Notes, such Permitted Refinancing Indebtedness is subordinated in right of payment to, the Notes on terms at least as favorable to the Holders of Notes as those contained in the documentation governing the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded; and (4) such Permitted Refinancing Indebtedness is incurred either by (i) the Pledgor or (ii) by the Subsidiary that is the obligor on the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded.

            "Person" shall mean any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, limited-liability company or government or other entity.

             "Pledged Stock" shall mean the shares of Capital Stock of the Utility described on Annex A hereto, and any shares of Capital Stock of the Utility at any time issued in respect of the Capital Stock described on Annex A hereto.

            "Pledge Agreements" shall mean, collectively, this Agreement and the Utility Stock Protective Pledge Agreement.

            "Pledgor" shall have the meaning set forth in the first paragraph hereof.

            "Proceeds" shall have the meaning given such term in the UCC.

            "Reorganization Event" shall mean a merger of the Pledgor into an Affiliate of the Pledgor; provided that either (a) (i) the Senior Secured Obligations are secured on an equal and ratable basis with any senior secured Indebtedness of such Affiliate at any time outstanding and (ii) the Junior Secured Obligations, if any, are secured on junior basis on substantially the same terms as this Agreement or (b) the Senior Secured Obligations are rated Baa3 or better by Moody's and BBB- or better by Standard & Poor's immediately after the consummation of such transaction.

            "Required Secured Parties" shall mean, for the purposes of directing the Collateral Agent with respect to actions taken pursuant to the Pledge Agreements, (1) the Secured Parties holding (a) more than 50% of the aggregate amount of the aggregate outstanding principal amount of the Notes issued and outstanding under the Indenture, if any, (b) more than 50% of the aggregate amount of the aggregate outstanding principal amount of any class or issuance of New Senior Secured Debt which the Pledgor has designated, in a written notice to the Collateral Agent at the time of the incurrence of such New Senior Secured Debt, as being entitled to the benefits of this clause (b), if any, and (c) more than 50% of the aggregate amount of the aggregate outstanding principal amount of all other New Senior Secured Debt, if any, in each case, voting separately as a class, until the indefeasible payment in full in cash of all Senior Secured Obligations, (2) and thereafter, for the purposes of directing the Collateral Agent with respect to actions taken pursuant to the Pledge Agreements, the Secured Parties holding more than 50% of the aggregate outstanding principal amount of the New Junior Secured Debt, if any. For the avoidance of doubt, unless and until all Senior Secured Obligations have been indefeasibly paid in full, no New Junior Secured Debt Holder shall have any voting rights with respect to Section 7 hereof.

            "Restricted Subsidiary" shall mean any Subsidiary of the Pledgor that is not an Unrestricted Subsidiary.

            "SEC" shall mean the Securities and Exchange Commission.

            "Secured Debt Representatives" shall mean, collectively, each of the Trustee, each New Senior Secured Debt Representative and each New Junior Secured Debt Representative.

            "Secured Obligations" shall mean, collectively, the Existing Secured Obligations and the Additional Secured Obligations.

            "Secured Parties" shall have the meaning set forth in the first paragraph hereto.

            "Senior Secured Parties" shall have the meaning set forth in the fourth recital hereof.

            "Senior Secured Obligations" shall mean, collectively, the Existing Secured Obligations and the New Senior Secured Obligations.

            "Securities Act" shall mean the Securities Act of 1933, as amended and as in effect from time to time.

            "Spin-Off" shall mean the distribution of any business or businesses of the Utility to the shareholders of the Pledgor, pursuant to a confirmed plan of reorganization under Chapter 11 of Title 11 of the United States Code.

            "Standard & Poor's" shall mean Standard & Poor's Rating Service, a division of McGraw Hill Inc., a New York corporation, or any successor rating agency.

            "State" shall mean the District of Columbia or any state of the United States of America.

            "Subsidiary" shall mean, with respect to any specified Person: (1) any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees of the corporation, association or other business entity is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person (or a combination thereof); and (2) any partnership (a) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or (b) the only general partners of which are that Person or one or more Subsidiaries of that Person (or any combination thereof).

            "Trustee" shall have the meaning set forth in the first paragraph hereof.

            "Trust Indenture Act" shall mean the Trust Indenture Act of 1939 (15 U.S.C. Sections 77aaa-77bbbb) as in effect on the date on which the Indenture is qualified under the Trust Indenture Act.

            "UCC" shall mean the Uniform Commercial Code as in effect in the State of New York from time to time.

            "Unmatured Surviving Obligations" shall mean any obligation which is contingent and unliquidated and not due and owing and which pursuant to the provisions of the relevant Debt Document survives termination of such Debt Document.

            "Unrestricted Subsidiary" shall mean any Subsidiary of the Pledgor that is designated by the Board of Directors as an Unrestricted Subsidiary pursuant to a board resolution, but only to the extent that such
      Subsidiary: (1) has no Indebtedness other than Non-Recourse

      Debt; (2) is not party to any agreement, contract, arrangement or understanding with the Pledgor or any Restricted Subsidiary of the Pledgor unless the terms of any such agreement, contract, arrangement or understanding are no less favorable to the Pledgor or such Restricted Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of the Pledgor; (3) is a Person with respect to which neither the Pledgor nor any of its Restricted Subsidiaries has any direct or indirect obligation (a) to subscribe for additional Equity Interests or
      (b) to maintain or preserve such Person's financial condition or to cause such Person to achieve any specified levels of operating results; (4) has not guaranteed or otherwise directly or indirectly provided credit support for any Indebtedness of the Pledgor or any of its Restricted Subsidiaries; and (5) has at least one director on its Board of Directors that is not a director or executive officer of the Pledgor or any of its Restricted Subsidiaries and has at least one executive officer that is not a director or executive officer of the Pledgor or any of its Restricted Subsidiaries. Notwithstanding the foregoing, each of the Utility and NEG, and each of their respective direct and indirect Subsidiaries shall be deemed to be Unrestricted Subsidiaries, unless the Pledgor designates one or more of them as Restricted Subsidiaries in accordance with the terms set forth in the Indenture. Any designation of a Subsidiary of the Pledgor as an Unrestricted Subsidiary will be evidenced to the Trustee by filing with the Trustee a certified copy of a resolution of the Board of Directors giving effect to such designation and an Officer's Certificate certifying that such designation complied with the preceding conditions and was permitted pursuant to Sections 4.07 and 4.17 of the Indenture. If, at any time, any Unrestricted Subsidiary, other than the Utility or NEG, and each of their respective direct and indirect Subsidiaries, would fail to meet the preceding requirements as an Unrestricted Subsidiary, it shall thereafter cease to be an Unrestricted Subsidiary for purposes of the Indenture and any Indebtedness of such Subsidiary shall be deemed to be incurred by a Restricted Subsidiary of the Pledgor as of such date and, if such Indebtedness is not permitted to be incurred as of such date under
      Section 4.09 of the Indenture, the Pledgor will be in default of such covenant. The Board of Directors of the Pledgor may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that such designation will be deemed to be an incurrence of Indebtedness by a Restricted Subsidiary of the Pledgor of any outstanding Indebtedness of such Unrestricted Subsidiary and such designation will only be permitted if (1) such Indebtedness is permitted under Section 4.09 of the Indenture, calculated on a pro forma basis as if such designation had occurred at the beginning of the four-quarter reference period; and (2) no Default would be in existence following such designation.

            "Utility" shall have the meaning set forth in the third recital hereto.

            "Utility Protective Stock Pledge Agreement" shall mean the Utility Protective Stock Pledge Agreement, dated as of the date hereof and as amended, restated, supplemented or otherwise modified from time to time, among the parties hereto, pursuant to which 65% of the common stock of the Utility owned by the Pledgor is being pledged to secure the Secured Obligations.

            "Voting Stock" of any Person as of any date shall mean the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.

            "Weighted Average Life to Maturity" shall mean, when applied to any Indebtedness or Disqualified Stock at any date, the number of years obtained by dividing: (1) the sum of the products obtained by multiplying
      (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect of the Indebtedness or redemption or similar payment in respect of the Disqualified Stock by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by (2) the then outstanding principal amount of such Indebtedness or principal component or liquidation preference of such Disqualified Stock, as the case may be.

            1.3 Rules of Interpretation. Unless the context otherwise requires:
(a) a term has the meaning assigned to it; (b) an accounting term not otherwise defined has the meaning assigned to it in accordance with GAAP; (c) "or" is not exclusive; (d) words in the singular include the plural, and in the plural include the singular; (e) provisions apply to successive events and transactions; and (f) references to sections of, or rules under, the Securities Act will be deemed to include substitute, replacement of successor sections or rules adopted by the SEC from time to time.

            2. SECURITY FOR OBLIGATIONS; PRIORITY.

            2.1 Senior Secured Obligations. This Agreement is made by the Pledgor for the benefit of the Collateral Agent, acting for the benefit of the Senior Secured Parties (as more particularly described in Section 3.1), to secure the full and prompt payment when due (whether at stated maturity, by acceleration or otherwise) of all Senior Secured Obligations; provided, however, that the pledge made and security interest granted in Section 3.1 and any other provisions of this Agreement shall be effective as to any obligations in respect of any New Senior Secured Debt Documents only if the New Senior Secured Debt Holders or the New Senior Secured Debt Representative shall have executed and delivered to the Collateral Agent a counterpart of this Agreement or an acknowledgment to this Agreement acknowledged by the Collateral Agent in the form attached hereto as Exhibit 1.

            2.2 Additional Junior Obligations. This Agreement is made by the Pledgor for the benefit of the Collateral Agent, acting for the benefit of the New Junior Secured Debt Holders, if any, (as more particularly described in Section 3.2), to secure the full and prompt payment when due (whether at stated maturity, by acceleration or otherwise) of all New Junior Secured Obligations; provided, however, that the pledge made and security interest granted in Section
3.1 and any other provisions of this Agreement shall be effective as to any obligations in respect of any New Junior Secured Debt Documents only if the New Junior Secured Debt Holders or the New Junior Secured Debt Representative shall have executed and delivered to the Collateral Agent a counterpart of this Agreement or an acknowledgment to this Agreement acknowledged by the Collateral Agent in the form attached hereto as Exhibit 1.

            2.3 Rights in Collateral. Notwithstanding anything to the contrary contained in any Debt Document, and irrespective of: (a) the time, order or method of attachment or perfection of the security interests created hereby; (b) the time, order or filing or recording of financing statements or other documents filed or recorded to perfect security interests in any Collateral; and
(c) the rules for determining priority under the UCC or any other Law or rule governing the relative priorities of secured creditors, (i) any security interest in any Collateral heretofore or hereafter granted to secure any Senior Secured Obligation shall be secured on an equal and ratable basis and (ii) any security interest in any Collateral heretofore or hereafter granted to secure any Senior Secured Obligation has and shall have priority, to the extent of any unpaid Senior Secured Obligations, over any security interest in such Collateral granted to secure the New Junior Secured Obligation.

            3. PLEDGE OF PLEDGED STOCK, ETC.

            3.1 Senior Pledge. (a) The Pledgor hereby transfers, pledges and assigns to the Collateral Agent, and grants to the Collateral Agent for the ratable benefit of the Senior Secured Parties, a first priority security interest in, all of the right, title and interest of the Pledgor in and to the following, whether now existing or hereafter from time to time acquired by the Pledgor (collectively, the "Collateral"):

                  (i) the Pledged Stock;

                  (ii) all other property hereafter delivered in substitution for any of the Pledged Stock, all certificates and instruments representing or evidencing such other property and all cash, securities, interest, dividends, distributions, rights and other property at any time and from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all thereof (including, without limitation, any Newco Stock distributed to the Pledgor in respect of the Pledged Stock); and

                  (iii) all Proceeds of any and all of the foregoing.

            (b) The foregoing transfer, pledge, assignment and grant of a security interest is made to secure the prompt and complete payment and performance when due of the Senior Secured Obligations.

            3.2 Junior Pledge. The Pledgor hereby transfers, pledges and assigns to the Collateral Agent, and grants to the Collateral Agent for the ratable benefit of the New Junior Secured Debt Holders, if any, a second priority security interest in the Collateral. The foregoing transfer, pledge, assignment and grant of a security interest is made to secure the prompt and complete payment and performance when due of the New Junior Secured Obligations, if any.

            3.3 Protective Pledge Agreement. Concurrently herewith, the parties hereto are entering into the Utility Stock Protective Pledge Agreement, covering collateral that is separate and distinct from the Collateral. It is the intention of the parties hereto and thereto that the security interest and lien created hereby shall be a separate security interest and lien from those created by the Utility Stock Protective Pledge Agreement.

            3.4 Procedures. (a) To the extent that the Pledgor at any time or from time to time owns, acquires or obtains any right, title or interest in any Collateral, such Collateral shall automatically (and without the taking of any action by the Pledgor) be pledged pursuant to Section 3.1 and Section 3.2 of this Agreement and, in addition thereto, the Pledgor shall (as promptly as practicable and, in any event, within ten days after it obtains such Collateral) deliver to the Collateral Agent any stock certificates evidencing such Collateral, duly endorsed in blank, and take such other actions as the Collateral Agent shall reasonably request to perfect the Collateral Agent's security interest in such Collateral.

            (b) In addition to the actions required to be taken pursuant to
Section 3.4(a) hereof, the Pledgor shall from time to time, at the sole expense of the Pledgor, cause appropriate financing statements (on Form UCC-1 or other appropriate form) under the Uniform Commercial Code as in effect in the various relevant States, in form covering all Collateral hereunder (with the form of such financing statements to be reasonably satisfactory to the Collateral Agent), to be filed in the relevant filing offices so that at all times the Collateral Agent has a security interest in all Collateral which is perfected by the filing of such financing statements (in each case to the maximum extent perfection by filing may be obtained under the laws of any relevant State).

            3.5 Subsequently Acquired Collateral. If the Pledgor shall acquire (by purchase, dividend or similar distribution or otherwise) any additional Collateral at any time or from time to time after the date hereof, such Collateral shall automatically (and without any further action being required to be taken) be subject to the pledge and security interests created pursuant to
Section 3.1 and Section 3.2 hereof and, furthermore, the Pledgor will promptly thereafter take (or cause to be taken) all action with respect to such Collateral in accordance with the procedures set forth in Section 3.4 hereof, and will promptly thereafter deliver to the Collateral Agent (i) a certificate executed by a principal executive officer of the Pledgor describing such Collateral and certifying that the same has been duly pledged in favor of the Collateral Agent (for the benefit of the Secured Parties) hereunder and (ii) supplements to Annex A and Annex B hereto as are reasonably necessary to cause such annexes to be complete and accurate at such time.

            3.6 Transfer Taxes. Each pledge of Collateral under Section 3.1 and
Section 3.2 hereof shall be accompanied by any transfer tax stamps required in connection with the pledge of such Collateral.

            3.7 Certain Representations and Warranties Regarding the Collateral. The Pledgor represents and warrants that on the date hereof (i) the Pledged Stock consists of the number and type of shares described in Annex A hereto;
(ii) the Pledged Stock constitutes that percentage of the issued and outstanding common stock of the Utility as is set forth in Annex A hereto; and (iii) the Pledgor has complied with the respective procedures set forth in Sections 3.4 hereof with respect to each item of Collateral hereunder.

            4. APPOINTMENT OF SUBAGENTS; ENDORSEMENTS, ETC. If and to the extent necessary to enable the Collateral Agent to perfect its security interest in any of the Collateral or to exercise any of its remedies hereunder, the Collateral Agent shall have the right to appoint one or more subagents for the purpose of retaining physical possession of the Collateral, which may be held in the name of the Pledgor, endorsed or assigned in blank or in favor of the Collateral Agent or any nominee or nominees of the Collateral Agent or a subagent appointed by the Collateral Agent.

            5. VOTING, ETC., WHILE NO EVENT OF DEFAULT. Unless and until there shall have occurred and be continuing an Event of Default, the Pledgor shall be entitled to exercise any and all voting and other consensual rights pertaining to the Collateral owned by it, and to give consents, waivers or ratifications in respect thereof.

            6. DIVIDENDS AND OTHER DISTRIBUTIONS. All cash dividends, cash distributions, cash Proceeds and other cash amounts payable in respect of the Collateral (other than proceeds of any foreclosure in respect of the Collateral pursuant to Section 7 hereof, which proceeds shall be distributed and applied as provided in Section 9 hereof) shall be received (a) by the Pledgor, if no Event of Default shall have occurred and be continuing and (b) by the Collateral Agent, if any Event of Default shall have occurred and be continuing for application toward the payment of the Secured Obligations as provided for in Section 9. The Collateral Agent shall also be entitled to receive directly, and to retain as part of the Collateral:

                  (i) all other or additional capital stock or other property (including, but not limited to, cash dividends other than as set forth above) paid or distributed by way of dividend or otherwise in respect of the Collateral;

                  (ii) all other or additional capital stock or other property paid or distributed in respect of the Collateral by way of split, spin-off, split-up, reclassification, combination or similar rearrangement;

                  (iii) all other or additional capital stock or other property (including, but not limited to, cash) which may be paid in respect of the Collateral by reason of any consolidation, merger, exchange, conveyance of assets, liquidation or similar reorganization; and

                  (iv) without limiting the generality of the foregoing, all shares of Newco Stock distributed in respect of the Collateral.

            Nothing contained in this Section 6 shall limit or restrict in any way the Collateral Agent's right to have pledged to it Proceeds of the Collateral in any form in accordance with Section 3 of this Agreement. All dividends, distributions or other payments which are received by the Pledgor contrary to the provisions of this Section 6 and Section 7 hereof shall be received in trust for the benefit of the Collateral Agent, shall be segregated from other property or funds of the Pledgor and shall be forthwith paid over to the Collateral Agent as Collateral in the same form as so received (with any necessary endorsement).

            7. REMEDIES IN CASE OF EVENT OF DEFAULT.

            7.1 Certain Remedies. Subject to Section 7.2 and Section 7.3, if there shall have occurred and be continuing an Event of Default, the Collateral Agent shall be entitled to exercise all of the rights, powers and remedies (whether vested in it by the Pledge Agreements, any other Debt Document or by law) for the protection and enforcement of its rights in respect of the Collateral, and the Collateral Agent shall be entitled to exercise all the rights and remedies of a secured party under the Uniform Commercial Code as in effect in any relevant jurisdiction and also shall be entitled, without limitation, to exercise the following rights:

            (a) to receive all amounts payable in respect of the Collateral;

            (b) upon receipt of all requisite Governmental Approvals, to transfer all or any part of the Collateral into the Collateral Agent's name or the name of its nominee or nominees;

            (c) upon receipt of all requisite Governmental Approvals, to vote all or any part of the Collateral (whether or not transferred into the name of the Collateral Agent) and give all consents, waivers and ratifications in respect of the Collateral and otherwise act with respect thereto as though it were the outright owner thereof (the Pledgor hereby irrevocably constituting and appointing the Collateral Agent the proxy and attorney-in-fact of the Pledgor, with full power of substitution to do so) and to exercise any and all of the rights or powers of the Pledgor in its capacity as a stockholder of the Utility;

            (d) at any time and from time to time to sell, assign and deliver, or grant options to purchase, all or any part of the Collateral, or any interest therein, at any public or private sale, without demand of performance, advertisement or notice of intention to sell or of the time or place of sale or adjournment thereof or to redeem or otherwise (all of which are hereby waived by the Pledgor to the extent permitted by applicable Law), for cash, on credit or for other property, for immediate or future delivery without any assumption of credit risk, and for such price or prices and on such terms as the Collateral Agent in its absolute discretion may determine, in each case, to the extent permitted by applicable Law. The Collateral Agent shall not be obligated to make any such sale of Collateral regardless of whether any notice of sale has theretofore been given. The Pledgor hereby waives and releases to the fullest extent permitted by Law any right or equity of redemption with respect to the Collateral, whether before or after sale hereunder (other than the right to pay the Secured Obligations in full), and all rights, if any, of marshalling the Collateral and any other security for the Secured Obligations or otherwise. At any such sale, to the extent permitted by applicable Law, the Collateral Agent may bid for and purchase all or any part of the Collateral so sold free from any such right or equity of redemption. The Collateral Agent shall not be liable for failure to collect or realize upon any or all of the Collateral or for any delay in so doing nor shall any of them be under any obligation to take any action whatsoever with regard thereto. The Collateral Agent shall incur no liability as a result of the sale of the Collateral or any part thereof at any sale pursuant to this Section 7.1 conducted in a commercially reasonable manner. Each of the Pledgor, the Secured Debt Representatives and the Secured Parties hereby waives any claims against the Collateral Agent arising by reason of the fact that the price at which the Collateral may have been sold at such sale was less than the price that might have been obtained; and

            (e) to set off any and all Collateral against any and all Secured Obligations and to apply such Collateral to the payment of any and all Secured Obligations.

            If, pursuant to applicable Law, prior notice of any of the foregoing actions is required to be given to the Collateral Agent, the Collateral Agent hereby acknowledges that the minimum time required by such applicable Law, or if no minimum is specified, ten days, shall be deemed a reasonable notice period.

            7.2 Decisions Relating to Exercise of Remedies. (a) If there shall have occurred and be continuing an Event of Default, the Collateral Agent agrees to make such demands and give such notices under this Agreement as the appropriate Secured Debt Representative or Secured Debt Representatives, as the case may be, acting on behalf of the Required Secured Parties, may request in writing, and to take such action to enforce this Agreement and to foreclose upon, collect and dispose of the Collateral or any portion thereof as may be directed in writing by the appropriate Secured Debt Representative or Secured Debt Representatives, as the case may be, acting on behalf of the Required Secured Parties.

            (b) Each Secured Party executing this Agreement or an acknowledgment hereto agrees that (i) the Collateral Agent may act as the Required Secured Parties may request (regardless of whether any Secured Party or any holder represented thereby agrees, disagrees or abstains with respect to such request),
(ii) the Collateral Agent shall have no liability for acting in accordance with such request and (iii) no Secured Party or any holder presented thereby shall have any liability to any other Secured Party or any holder represented thereby for any such request. The Collateral Agent shall give prompt notice to each Secured Debt Representative of actions taken pursuant to the instructions of the Required Secured Parties; provided, however, that the failure to give any such notice shall not impair the right of the Collateral Agent to take any such action or the validity or enforceability under this Agreement of the action so taken.

            (c) Each Secured Party agrees that unless and until such Secured Party is entitled to give direction to the Collateral Agent pursuant to Section 7.2(a), the only rights of such Secured Party under this Agreement shall be to be secured by the Collateral and to receive payments provided for in Section 9 hereof.

            7.3 Limitation on Exercise of Remedies. Notwithstanding anything in this Agreement to the contrary, the Collateral Agent shall not exercise any remedy provided for in this Section 7 for the purpose of realizing value on the Collateral to be applied to the payment of the New Junior Secured Obligations unless (a) such remedy is concurrently being exercised for the purpose of realizing value on the Collateral to be applied to the payment of the Senior Secured Obligations or (b) all the Senior Secured Obligations (other than Unmatured Surviving Obligations) shall have been indefeasibly paid in full.

            8. REMEDIES, ETC., CUMULATIVE. Each and every right, power and remedy of the Collateral Agent provided for in this Agreement or in any other Debt Document, or now or hereafter existing at law or in equity or by statute shall be cumulative and concurrent and shall be in addition to every other such right, power or remedy. The exercise or beginning of the exercise by the Collateral Agent of any one or more of the rights, powers or remedies provided for in this Agreement or any other Debt Document or now or hereafter existing at law or in equity or by statute or otherwise shall not preclude the simultaneous or later exercise by the Collateral Agent of all such other rights, powers or remedies, and no failure or delay on the part of the Collateral Agent to exercise any such right, power or remedy shall operate as a waiver thereof. No notice to or demand on the Pledgor in any case shall entitle it to any other or further notice or demand in similar or other circumstances or constitute a waiver of any of the rights of the Collateral Agent to any other or further action in any circumstances without notice or demand.

            9. APPLICATION OF PROCEEDS. All monies collected by the Collateral Agent upon any sale or other disposition of the Collateral pursuant to the terms of this Agreement, together with all other monies received by the Collateral Agent hereunder, shall be applied for satisfaction of the Secured Obligations as follows:

            First, to the payment of the costs and expenses of such sale, collective or other realization, including reasonable compensation to the Collateral Agent and its agents and counsel, and all expenses, liabilities and advances made or incurred by the Collateral Agent in connection therewith;

            Second, to the payment of the Senior Secured Obligations for the ratable benefit of the Senior Secured Parties, if any;

            Third, only after the payment in full of all Senior Secured Obligations (other than Unmatured Surviving Obligations), to the payment of the New Junior Secured Obligations for the ratable benefit of the New Junior Secured Debt Holders, if any; and

            Fourth, after the payment in full of all Secured Obligations (other than Unmatured Surviving Obligations), to the Pledgor, or its successors or assigns, or to whomsoever may be lawfully entitled to receive the same or as a court of competent jurisdiction may direct, of any surplus then remaining from such Proceeds.

            10. PURCHASERS OF COLLATERAL. Upon any sale of the Collateral by the Collateral Agent hereunder (whether by virtue of the power of sale herein granted, pursuant to judicial process or otherwise), the receipt given by the Collateral Agent or the officer making the sale shall be a sufficient discharge to the purchaser or purchasers of the Collateral so sold, and such purchaser or purchasers shall not be obligated to see to the application of any part of the purchase money paid over to the Collateral Agent or such officer or be answerable in any way for the misapplication or nonapplication thereof.

            11. CERTAIN LIMITATIONS (a) The Collateral Agent shall not be obligated to perform or discharge any obligation of the Pledgor as a result of the pledge hereby effected.

            (b) The acceptance by the Collateral Agent of this Agreement, with all the rights, powers, privileges and authority so created, shall not at any time or in any event obligate the Collateral Agent to appear in or defend any action or proceeding relating to the Collateral to which it is not a party, or to take any action hereunder or thereunder, or to expend any money or incur any expenses or perform or discharge any obligation, duty or liability under the Collateral.

            (c) Nothing in this Agreement shall obligate the Pledgor to sell or otherwise dispose of the Pledged Stock or any shares of Newco Stock that may become Collateral hereunder during the continuance of an Event of Default or otherwise.

            12. FURTHER ASSURANCES; POWER-OF-ATTORNEY. (a) At any time and from time to time, upon the written request of the Collateral Agent, and at the sole expense of the Pledgor, the Pledgor will promptly and duly execute and deliver any and all such further instruments and documents and take such further action as the Collateral Agent reasonably may deem appropriate in order to perfect and preserve the Collateral Agent's security interest in the Collateral and in order for the Collateral Agent to obtain the full benefits of this Agreement and of the rights and powers herein granted, including, without limitation, the filing of any financing or continuation statements under the Uniform Commercial Code in effect in any jurisdiction and the filing of any other equivalent or similar statement or document under any other applicable Law with any other applicable Governmental Authority with respect to the security interests granted hereby. The Pledgor also hereby authorizes the Collateral Agent to file any such financing or continuation statement without the signature of the Pledgor to the extent permitted by applicable Law. If any amount payable under or in connection with any of the Collateral shall be or become evidenced by any promissory note or other instrument, such note or instrument shall be immediately delivered to the Collateral Agent and pledged to the Collateral Agent hereunder, duly endorsed, to the extent necessary, to the Collateral Agent.

            (b)The Pledgor hereby appoints the Collateral Agent such Pledgor's attorney-in-fact, with full authority in the place and stead of the Pledgor and in the name of the Pledgor or otherwise, to act from time to time, solely after the occurrence and during the continuance of an Event of Default, in the Collateral Agent's reasonable discretion to take any action and to execute any instrument which the Collateral Agent may deem reasonably necessary or advisable to accomplish the purposes of this Agreement.

            13. TRANSFER BY THE PLEDGOR. The Pledgor will not sell or otherwise dispose of, grant any option with respect to, or mortgage, pledge or otherwise encumber any of the Collateral or any interest therein (except as may be permitted in accordance with the terms of the Debt Documents).

            14. REPRESENTATIONS, WARRANTIES AND COVENANTS OF THE PLEDGOR. i) The Pledgor represents, warrants and covenants that:

                  (i) it is the legal, beneficial and record owner of, and has good and valid title to, all Collateral consisting of Pledged Stock and it has all rights in the Collateral necessary for the security interest purported to be created hereunder to attach (subject, in each case, to no pledge, lien, security interest, charge, option or other encumbrance whatsoever, except the liens and security interests created by this Agreement);

                  (ii) it has full power, authority and legal right to pledge all the Collateral pledged by it pursuant to this Agreement;

                  (iii) this Agreement has been duly authorized, executed and delivered by the Pledgor and constitutes a legal, valid and binding obligation of the Pledgor enforceable against the Pledgor in accordance with its terms, except to the extent that the enforceability hereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws generally affecting creditors' rights and by equitable principles (regardless of whether enforcement is sought in equity or at law);

                  (iv) except to the extent already obtained or made, no consent of any other party (including, without limitation, any stockholder or creditor of the Pledgor or the Utility) and no consent, license, permit, approval or authorization of, exemption by, notice or report to, or registration, filing or declaration with, any Governmental Authority is required to be obtained by the Pledgor in connection with (a) the execution, delivery or performance of this Agreement, (b) the validity or enforceability of this Agreement, (c) the perfection or enforceability of the Collateral Agent's security interest in the Collateral or (d) except for compliance with or as may be required by applicable securities laws, the exercise by the Collateral Agent of any of its rights or remedies provided herein; provided, that any Person acquiring the voting securities of the Utility or Newco may require prior approval from one or more Governmental Authorities having jurisdiction over public utilities.

                  (v) the execution, delivery and performance of this Agreement will not violate any provision of any applicable Law or regulation or of any order, judgment, writ, award or decree of any court, arbitrator or Governmental Authority, domestic or foreign, applicable to the Pledgor, or of the certificate of incorporation, operating agreement, limited liability company agreement, partnership agreement or by-laws of the Pledgor or the Utility or of any securities or other interests issued by the Pledgor or the Utility, or of any mortgage, deed of trust, indenture, lease, loan agreement, credit agreement or other material contract, agreement or instrument or undertaking to which the Pledgor or the Utility is a party or by which any of its assets may be bound and will not result in the creation or imposition of (or the obligation to create or impose) any lien or encumbrance on any of the assets of the Pledgor or the Utility except as contemplated by this Agreement;

                  (vi) all of the Collateral consisting of Pledged Stock has been duly and validly issued and acquired, is fully paid and non-assessable and is subject to no options to purchase or similar rights; and

                  (vii) the pledge and collateral assignment to the Collateral Agent of the Collateral consisting of Pledged Stock, together with continued possession by the Collateral Agent of any certificates, instruments, documents or other writings evidencing the Pledged Stock and/or the making of relevant filings or recordings and/or any other action required to be taken in accordance with Section 3.4 (all of which have been made or taken, as the case may be), creates in favor of the Collateral Agent a valid and perfected first and second priority security interest in such Collateral, and the proceeds thereof, subject to no prior Lien or encumbrance (other than any Permitted Lien that is a non-consensual lien arising by operation of law) or to any agreement purporting to grant to any third party a Lien or encumbrance (other than any Permitted Lien that is a non-consensual lien arising by operation of law) on the property or assets of the Pledgor which would include the Pledged Stock and the Collateral Agent is entitled to all the rights, priorities and benefits afforded by the Uniform Commercial Code or other relevant Law as enacted in any relevant jurisdiction to perfected security interests in respect of such Collateral.

            (b) The Pledgor covenants and agrees that it will defend the Collateral Agent's right, title and security interest in and to the Collateral and the proceeds thereof against the claims and demands of all persons whomsoever; and the Pledgor covenants and agrees that it will have like title to and right to pledge any other property at any time hereafter pledged to the Collateral Agent as Collateral hereunder and will likewise defend the right thereto and security interest therein of the Collateral Agent.

            15. JURISDICTION OF ORGANIZATION; NAME. The Pledgor's name, jurisdiction of organization and identification number are set forth in Annex B hereto. The Pledgor will not change its name or its jurisdiction of organization, except upon fifteen days' prior written notice to the Collateral Agent and delivery to the Collateral Agent of all additional executed financing statements and other documents reasonably requested by the Collateral Agent to maintain the validity, perfection and priority of the security interests provided for herein.

            16. PLEDGOR'S OBLIGATIONS ABSOLUTE, ETC. The obligations of the Pledgor under this Agreement shall be absolute and unconditional and shall remain in full force and effect without regard to, and shall not be released, suspended, discharged, terminated or otherwise affected by, any circumstance or occurrence whatsoever (except as provided under Section 18), including, without limitation: (i) any renewal, extension, amendment or modification of or addition or supplement to or deletion from any Debt Document or any other instrument or agree referred to therein, or any assignment or transfer of any thereof; (ii) any waiver, consent, extension, indulgence or other action or inaction under or in respect of any such agreement or instrument including, without limitation, this Agreement; (iii) any furnishing of any additional security to the Collateral Agent or its assignee or any acceptance thereof or any release of any security by the Collateral Agent or its assignee (except as provided under Section 18); (iv) any limitation on any party's liability or obligations under any such instrument or agreement or any invalidity or unenforceability, in whole or in part, of any such instrument or agreement or any term thereof; or (v) any bankruptcy, insolvency, reorganization, composition, adjustment, dissolution, liquidation or other like proceeding relating to the Pledgor or the Utility, or any action taken with respect to this Agreement by any trustee or receiver, or by any court, in any such proceeding, whether or not the Pledgor shall have notice or knowledge of any of the foregoing.

            17. REGISTRATION, ETC. ii) If there shall have occurred and be continuing an Event of Default, then upon receipt by the Pledgor from the Collateral Agent of a written request or requests that the Pledgor cause any registration, qualification or compliance under any Federal or state securities law or laws to be effected with respect to all or any part of the Collateral consisting of Pledged Stock, the Pledgor as soon as practicable and at its expense will use its commercially reasonable best efforts to cause such registration to be effective (and be kept effective) and will use its commercially reasonable best efforts to cause such qualification and compliance to be declared effective (and be kept effective) as may be so requested if such registration, qualification or compliance is necessary to permit or facilitate the sale and distribution of such Collateral, including, without limitation, registration under the Securities Act, as then in effect (or any similar statute then in effect), appropriate qualifications under applicable blue sky or other state securities laws and appropriate compliance with any other government requirements, provided, that (i) the Collateral Agent shall furnish to the Pledgor such information regarding the Collateral Agent as the Pledgor may reasonably request in writing and as shall be required in connection with any such registration, qualification or compliance, (ii) the Pledgor shall not be required file or cause such registration statement, qualification or to become effective if such registration statement or qualification is not permissible under applicable law or SEC policy or the Pledgor is not able to comply, after exercising its commercially reasonable best efforts, with the requirements of the Securities Act or SEC policy with respect to such registration statement, and (iii) the Pledgor shall not be required to register or qualify as a foreign corporation, in each case, if that would subject it to the service of process in suits or to taxation in any jurisdiction where it is not now so subject. The Pledgor will cause the Collateral Agent to be kept advised in writing as to the progress of each such registration, qualification or compliance and as to the completion thereof, will furnish to the Collateral Agent such number of prospectuses, offering circulars or other documents incident thereto as the Collateral Agent from time to time may reasonably request, and will indemnify the Collateral Agent and all others participating in the distribution of such Collateral against all claims, losses, damages and liabilities caused by any untrue statement (or alleged untrue statement) of a material fact contained therein (or in any related registration statement, notification or the like) or by any omission (or alleged omission) to state therein (or in any related registration statement, notification or the like) a material fact required to be stated therein or necessary to make the statements therein not misleading, except insofar as the same may have been caused by an untrue statement or omission based upon information furnished in writing to the Pledgor by the Collateral Agent expressly for use therein.

            (b) If at any time when the Collateral Agent shall determine to exercise its right to sell all or any part of the Collateral consisting of Pledged Stock pursuant to Section 7 hereof, and the Collateral or the part thereof to be sold shall not, for any reason whatsoever, be effectively registered under the Securities Act, as then in effect, the Collateral Agent may sell such Collateral or part thereof, as the case may be, by private sale in such manner and under such circumstances as the

Collateral Agent may deem necessary or reasonably advisable in order that such sale may legally be effected without such registration. Without limiting the generality of the foregoing, in any event the Collateral Agent (i) may proceed to make such private sale notwithstanding that a registration statement for the purpose of registering such Collateral or part thereof shall not have been filed under such Securities Act, (ii) may approach and negotiate with a single possible purchaser to effect such sale, and (iii) may restrict such sale to a purchaser who will represent and agree that such purchaser is purchasing for its own account, for investment, and not with a view to the distribution or sale of such Collateral or part thereof. In the event of any such sale, the Collateral Agent shall incur no responsibility or liability, except to the extent incurred by reason of its gross negligence, bad faith or willful misconduct, for selling all or any part of the Collateral at a price which the Collateral Agent, in its sole and absolute discretion, deems reasonable under the circumstances, notwithstanding the possibility that a substantially higher price might have been realized if the sale were deferred until after registration as aforesaid.

            18. TERMINATION; RELEASE.

            18.1 General. After payment in full of the Secured Obligations (other than Unmatured Surviving Obligations) and the termination of the Debt Documents, this Agreement and the security interest created hereby shall terminate, and the Collateral Agent, at the written request and expense of the Pledgor, will execute and deliver to the Pledgor a proper instrument or instruments acknowledging the satisfaction and termination of this Agreement, and will duly assign, transfer and deliver to the Pledgor (without recourse and without any representation or warranty) such of the Collateral as has not theretofore been sold or otherwise applied or released pursuant to this Agreement, together with any monies at the time held by the Collateral Agent or any of its sub-agents hereunder.

            18.2 Release of the Collateral. iii) The security interest created hereby for the benefit of the Noteholders shall be released in whole, (1) upon payment in full of the principal of, accrued and unpaid interest and premium and Additional Interest, if any, on the Notes and payment in full of all other obligations related thereto due and payable at or prior to the time such principal, accrued and unpaid interest and premium and Additional Interest, if any, are paid and (2) upon satisfaction and discharge of the Indenture or (3) upon a legal defeasance or covenant defeasance as set forth in Section 8.02 and
Section 8.03 of the Indenture, respectively.

            (b) The security interest created hereby for the benefit of the Additional Debt Holders shall be released, in whole, as provided for in the relevant New Senior Secured Debt Document or New Junior Secured Debt Document, as the case may be.

            18.3 Release of Collateral with Respect to Notes and New Secured Debt. The security interest created hereby for the benefit of the Secured Parties shall be released iv) in part, as to any property constituting Collateral that is sold or otherwise disposed of by the Pledgor in a transaction permitted by the Indenture, the Pledge Agreements and the then existing New Debt Documents, if any, at the time of such sale or disposition, to the extent of the interest sold or disposed of; v) if such Collateral is the Capital Stock of the Utility which is being distributed, transferred or otherwise disposed of in connection with the Spin Off, then on the date necessary to permit the Pledgor to distribute, transfer or otherwise dispose of such Capital Stock free and clear of any Lien under this Agreement so long as prior to such date: (1) the Newco Stock has been distributed to the Pledgor, and (2) the Pledgor has made all filings or recordings and/or taken all other action required to be taken in accordance with Section 3.4 with respect to the Newco Stock; vi) if such Collateral constitutes all or substantially all of the Collateral, with the consent of at least (1) 66 2/3% in aggregate principal amount of the Notes then outstanding, voting as a single class, (including, without limitation, consents obtained in connection with a tender offer or exchange offer for, or purchase of, the Notes), (2) the required amount of the New Senior Secured Debt, if any, as provided for in the relevant New Senior Debt Documents and (3) the required amount of the New Junior Secured Debt, if any, as provided for in the relevant New Junior Secured Debt Documents, in each case, voting separately as a class; vii) if such Collateral constitutes less than all or substantially all of the Collateral, (1) with the consent of at least a majority in principal amount of the Notes then outstanding (including, without limitation, consents obtained in connection with a tender offer or exchange offer for, or purchase of, the Notes), (2) the required amount of the New Senior Secured Debt, if any, as provided for in the relevant New Senior Secured Debt Documents and (3) the required amount of the New Junior Secured Debt, if any, as provided for in the relevant New Junior Secured Debt Documents, in each case, voting separately as a class; or viii) upon the occurrence of a Reorganization Event. For the avoidance of doubt, the release of the security interest with respect to each class of Secured Debt, as provided for in the foregoing clauses
(c) and (d), shall require only the consent of the holders of that class of Secured Debt with respect to which such security interest is being released.

            19. NOTICES, ETC. All notices, requests, demands or other communications hereunder shall be in writing and faxed, mailed or delivered, if to the Pledgor or the Collateral Agent, at its respective facsimile number or address set forth below or, if to any other Person, at the address or facsimile number specified for such Person in the applicable Debt Document (or to such other facsimile number or address for any party as indicated in any notice given by that party to the other parties). All such notices and communications shall be effective (i) when sent by an overnight courier service of recognized standing, on the second Business Day following the deposit with such service;
(ii) when mailed, first class postage prepaid and addressed as aforesaid through the United States Postal Service, upon receipt; (iii) when delivered by hand, upon delivery; and (iv) when faxed, upon confirmation of receipt:

            (a) If to the Pledgor, at:

                     PG&E Corporation
                     One Market, Spear Tower Suite 2400
                     San Francisco, CA 94105
                     Attention: Chief Counsel - Corporate
                     Tel.: (415) 817-8200
                     Fax.: (415) 817-8225


            (b) If to the Collateral Agent, at:

                     Deutsche Bank Trust Company Americas
                     60 Wall Street
                     New York, NY  10005
                     Attention: Escrow Department
                     Tel: (212) 250-4660
                     Fax: (212) 797-8622
                     with a copy to the Trustee at:

                     Bank One, N.A.
                     1 Bank One Plaza, Suite IL1-0595
                     Chicago, Illinois 60670
                     Attention: Janice Ott Rotunno
                     Tel: (312) 407-1682
                     Fax: (312) 336-8840

            20. WAIVER; AMENDMENT.

            20.1 General. None of the terms and conditions of this Agreement may be changed, waived, modified or varied in any manner whatsoever unless in writing duly signed by the Pledgor and the Collateral Agent.

            20.2 Amendment Adverse to the Senior Secured Debt Holders. Any amendment to, or waiver of, the provisions of this Agreement in any manner (a) that adversely affects the rights of the Senior Secured Parties, if any, or (b) that releases any of the Collateral from the Liens under this Agreement (in each case, other than in accordance with the terms hereof,) shall require the consent of (i) the Noteholders of at least 66 2/3% of the aggregate principal amount of Notes then outstanding, if any, and (ii) the New Senior Secured Debt Holders, if any, of the required amount of the New Senior Secured Debt, as provided for in the relevant New Senior Secured Debt Documents, in each case, voting separately as a class; provided, however, that such consent shall not be required if the Senior Secured Obligations (other than Unmatured Surviving Obligations) have been indefeasibly paid in full.

            20.3 Amendment Adverse to the New Junior Secured Debt Holders. In addition to any requirements set forth in this Section 20, any amendment to, or waiver of, the provisions of this Agreement in any manner (a) that adversely affects the rights of the Junior Secured Debt Holders, if any, or (b) that releases any of the Collateral from the Liens under this Agreement (in each case, other than in accordance with the terms hereof) shall require, the consent of the New Junior Secured Debt Holders, if any, of the required amount of the New Junior Secured Debt, as provided for in the relevant New Junior Secured Debt Documents; provided, however, that such consent shall not be required if the New Junior Secured Obligations (other than Unmatured Surviving Obligations) have been indefeasibly paid in full.

            20.4 Amendment to Cure Defect, Etc. Notwithstanding the requirements set forth in Section 20.2 and Section 20.3, the Pledgor and the Collateral Agent may amend or supplement this Agreement without the consent of any Noteholder or any Additional Debt Holder: (i) to cure any ambiguity, defect or inconsistency;
(ii) to provide for the assumption of the Pledgor's obligations to the Noteholders and the Additional Debt Holders, as the case may be, in the case of a merger or consolidation or sale of all or substantially all of the Pledgor's assets; (iii) to make any change that would provide any additional rights or benefits to the Secured Parties or that does not adversely affect the legal rights under the Indenture, any New Senior Debt Document or any New Junior Debt Document, as the case may be, of any such Secured Party; or (iv) to comply with requirements of the SEC in order to effect or maintain the qualification of the Indenture under the Trust Indenture Act.

            21. NEW SECURED DEBT. At any time when the Pledgor desires to secure any Indebtedness that is permitted by the Indenture to share in the security interest granted under this Agreement, the Pledgor shall execute and deliver (or cause to be executed and delivered) (a) all such documents (including, without limitation, any amendments or supplements to this Agreement) as the Collateral Agent and the Pledgor shall reasonably agree are necessary to appoint the Collateral Agent as collateral agent hereunder with respect to such Indebtedness and otherwise to effectuate the inclusion of the relevant Indebtedness as New Secured Debt hereunder (which documents shall include, without limitation, a notification of the Collateral Agent and the Trustee in respect of such New Secured Debt substantially in the form attached hereto as Exhibit 2) and (b) all other documents that the holder of such Indebtedness shall deem necessary or desirable in connection with the creation and perfection of such security interests, provided that such documentation is reasonably acceptable to the Collateral Agent and the Pledgor.

            22. COLLATERAL AGENT.

            22.1 Appointment. Each Secured Party hereby appoints, designates and authorizes the Collateral Agent to take such action on its behalf under the provisions of the Pledge Agreements and to exercise such powers and perform such duties as are expressly delegated to it by the terms of any such Pledge Agreement, together with such powers as are reasonably incidental thereto. Each Secured Party authorizes the Collateral Agent to execute, deliver and perform each of the Pledge Agreements and such Secured Party agrees to be bound by all of the agreements of the Collateral Agent contained in the Pledge Agreements. Notwithstanding any provision to the contrary contained in the Pledge Agreements, the Collateral Agent shall not have any duties or responsibilities except those expressly set forth in the Pledge Agreements, and the Collateral Agent does not have or shall not be deemed to have any fiduciary relationship with any Secured Party, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into the Debt Documents or otherwise exist against the Collateral Agent. Without limiting the generality of the foregoing sentence, the use of the term "Collateral Agent," in this Agreement with reference to the Collateral Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable Law. Instead, such term is used merely as a matter of market custom, and is intended to create or reflect only a relationship between independent contracting parties.

            22.2 Exculpatory Provisions. Neither the Collateral Agent nor any of its officers, directors, employees or agents shall (i) be liable for any action taken or omitted to be taken by it under or in connection with the Pledge Agreements or the transactions contemplated thereby (except for its own gross negligence or willful misconduct), or (ii) be responsible in any manner to any of the Secured Parties or any other Person for any recital, statement, representation or warranty made by the Pledgor or any Affiliate of the Pledgor, or any officer thereof, contained in the Pledge Agreements, or in any certificate, report, statement or other document referred to or provided for in, or received by the Collateral Agent under or in connection with, the Pledge Agreements, or for the value of or title to any Collateral, or the validity, effectiveness, genuineness, enforceability or sufficiency of the Pledge Agreements, or for any failure of the Pledgor or any other party to the Pledge Agreements to perform its obligations thereunder. The Collateral Agent shall not be under any obligation to any Secured Party to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, any Pledge Agreement, or to inspect the books or records of the Pledgor or any Affiliate of the Pledgor. Anything in the Pledge Agreements to the contrary notwithstanding, in no event shall the Collateral Agent be liable for special, indirect or consequential loss or damage of any kind whatsoever (including but not limited to loss of profits).

            22.3 Reliance by Collateral Agent. The Collateral Agent shall be entitled to rely conclusively, and shall be fully protected in so relying, upon any writing, resolution, notice, consent, certificate, affidavit, letter, telegram, facsimile, telex or telephone message, statement or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons, and upon advice and statements of legal counsel, independent accountants and other experts selected by the Collateral Agent. The Collateral Agent shall be fully justified in failing or refusing to take any action under the Pledge Agreements (i) if such action would, in the opinion of the Collateral Agent (upon consultation with counsel), be contrary to applicable Law or the terms of the Pledge Agreements, (ii) if such action is not specifically provided for in the Pledge Agreements and it shall not have received such written advice or concurrence of the Required Secured Parties, in each case as the Collateral Agent deems appropriate, (iii) unless, if it so requests, such Collateral Agent shall first be indemnified to its satisfaction by the Secured Parties against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. The Collateral Agent shall in all cases be fully protected in acting, or in refraining from acting, under the Pledge Agreements in accordance with a written request or written consent of the Required Secured Parties, and such request and any action taken or failure to act pursuant thereto shall be binding upon all of the Secured Parties.

            22.4 Notice of Default. The Collateral Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default unless the Collateral Agent shall have received written notice from a Secured Party or the Pledgor referring to the relevant Debt Document, describing such Default or Event of Default and stating that such notice is a "Notice of Default". If the Collateral Agent receives any such notice of the occurrence of a Default or an Event of Default, it shall give notice thereof to each Secured Debt Representative. The Collateral Agent shall take such action with respect to such Default or Event of Default as may be requested in writing by the Required Secured Parties; provided, however, that unless and until the Collateral Agent has received any such request, the Collateral Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default under the Pledge Agreements as it shall deem advisable or in the best interest of the Secured Parties.

            22.5 Fees and Expenses. The Pledgor covenants and agrees to pay to the Collateral Agent from time to time, and the Collateral Agent shall be entitled to, the fees and expenses agreed in writing between Pledgor and the Collateral Agent, and will further pay or reimburse the Collateral Agent upon its request for all reasonable expenses, disbursements and advances incurred or made by the Collateral Agent in accordance with the provisions hereof or any other documents executed in connection herewith (including the reasonable compensation and the reasonable expenses and disbursements of its counsel and all persons not regularly in its employ). The obligations of the Pledgor under this Section 22.5 to compensate the Collateral Agent and to pay or reimburse the Collateral Agent for the reasonable expenses, disbursements and advances shall survive the satisfaction and discharge of this Agreement or the earlier resignation or removal of the Collateral Agent.

            22.6 Indemnification. Whether or not the transactions contemplated hereby are consummated, the Secured Parties shall indemnify upon demand the Collateral Agent, its officers, directors, employees, counsel, agents and attorneys-in-fact ("Agent Related Person") (to the extent not reimbursed by or on behalf of the Pledgor within ninety days of the Collateral Agent's request to the Pledgor for payment and without limiting the obligation of the Pledgor to do so), pro rata in accordance with the aggregate principal amount of the Secured Debt held by such Secured Parties (as determined by the Secured Debt Representatives), from and against any and all Indemnified Liabilities; provided, however, that no Secured Party shall be liable for the payment to the Collateral Agent or the Agent Related Persons of any portion of such Indemnified Liabilities resulting solely from such Person's gross negligence or willful misconduct. Without limitation of the foregoing, each Secured Party shall reimburse the Collateral Agent upon demand as provided above of any costs or out-of-pocket expenses incurred by such Collateral Agent or Agent Related Person (to the extent not reimbursed by or on behalf of the Pledgor within ninety days of the Collateral Agent's request to the Pledgor for payment and without limiting the obligation of the Pledgor to do so) in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, the Pledge Agreements or any document contemplated by or referred to therein, pro rata in accordance with the aggregate principal amount of the Loans held by such Secured Parties (as determined by the Secured Debt Representatives). The provisions of this section shall survive termination of the Pledge Agreements or earlier resignation or removal of the Collateral Agent.

            Notwithstanding anything herein to the contrary, the Collateral Agent shall be entitled to set off from any Collateral or proceeds thereof any amounts due and owing to it pursuant to this Section 22.6 solely to the extent such amounts are not paid by the Pledgor or the Secured Parties as provided in the Pledge Agreements and such amounts remain unpaid by the Secured Parties for a period of thirty days after demand therefor.

            22.7 Successor Collateral Agent. Subject to the appointment and acceptance of a successor as provided below, the Collateral Agent may resign at any time by giving notice thereof to the Secured Parties and the Pledgor, and the Collateral Agent may be removed at any time with or without cause by the Required Secured Parties upon thirty days prior written notice. Upon any such resignation or removal, the Required Secured Parties shall have the right to appoint a successor to the Collateral Agent. If no successor Collateral Agent shall have been appointed by the Required Secured Parties, and shall have accepted such appointment within thirty days after the resigning Collateral Agent's giving of notice of resignation or the giving of any notice of removal of such Collateral Agent, then the resigning Collateral Agent or Collateral Agent being removed, as the case may be, may at the Pledgor's expense, appoint a successor to such Collateral Agent or petition a court of competent jurisdiction for a successor. If the Collateral Agent shall resign or be removed pursuant to the foregoing provisions, upon the acceptance of appointment by a successor Collateral Agent hereunder, the former Collateral Agent shall deliver all Collateral then in its possession to the successor Collateral Agent. Upon the acceptance of its appointment as a successor Collateral Agent hereunder, such successor Collateral Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of such resigning or removed Collateral Agent, and such resigning Collateral Agent or removed Collateral Agent shall be discharged from its duties and obligations under the Pledge Agreements.

            22.8 Miscellaneous. ix) None of the provisions of the Pledge Agreements shall require the Collateral Agent to expend or risk its own funds or otherwise to incur any liability, financial or otherwise, in the performance of any of its duties thereunder, or in the exercise of any of its rights or powers if it shall have reasonable grounds for believing that repayment of such funds or indemnity satisfactory to it against such risk or liability is not assured to it.

            (b) The Collateral Agent may execute any of the trusts or powers or perform any duties under any Pledge Agreement either directly or by or through agents, attorneys, custodians or nominees appointed with due care, and shall not be responsible for any willful misconduct or negligence on the part of any agent, attorney, custodian or nominee so appointed.

            (c) Any corporation into which the Collateral Agent may be merged or converted or with which it may be consolidated, or any corporation resulting from any merger, conversion or consolidation to which the Collateral Agent shall be a party, or any corporation succeeding to the business of the Collateral Agent shall be the successor of the Collateral Agent under the Pledge Agreements without the execution or filing of any paper with any party to the Pledge Agreements or any further act on the part of any of the parties to the Pledge Agreements except where an instrument of transfer or assignment is required by law to effect such succession, anything herein to the contrary notwithstanding.

            (d) The Collateral Agent shall not take any instructions with respect to the Pledge Agreements from any entity that is not a Secured Party hereunder.

            23. MISCELLANEOUS. This Agreement shall be binding upon the parties hereto and their respective successors and assigns and shall inure to the benefit of and be enforceable by each of the parties hereto and its successors and assigns, provided that the Pledgor may not assign any of its rights or obligations under this Agreement without the prior written consent of the Collateral Agent. The headings in this Agreement are for purposes of reference only and shall not limit or define the meaning hereof. This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which shall constitute one instrument. In the event that any provision of this Agreement shall prove to be invalid or unenforceable, such provision shall be deemed to be severable from the other provisions of this Agreement which shall remain binding on all parties hereto.

            24. GOVERNING LAW. THIS AGREEMENT, INCLUDING ALL MATTERS OF CONSTRUCTION, VALIDITY AND PERFORMANCE AND MATTERS RELATING TO THE CREATION, VALIDITY, ENFORCEMENT OR PRIORITY OF THE SECURITY INTERESTS CREATED BY THIS AGREEMENT, SHALL BE GOVERNED BY THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO THE CONFLICT OF LAWS RULES THEREOF (OTHER THAN SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW), EXCEPT AS MAY BE REQUIRED BY OTHER MANDATORY PROVISIONS OF LAW.

            25. WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES THE RIGHT ANY OF THEM MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED ON, OR ARISING OUT OF, UNDER OR IN CONNECTION WITH, THIS AGREEMENT, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER VERBAL OR WRITTEN) OR ACTIONS OF ANY PARTY RELATING HERETO OR THERETO. THIS PROVISION IS A MATERIAL INDUCEMENT FOR THE NOTEHOLDERS TO PURCHASE THE NOTES, THE ADDITIONAL DEBT HOLDERS, IF ANY, TO ISSUE ANY NEW SECURED

DEBT AND THE COLLATERAL AGENT TO ENTER INTO THIS AGREEMENT AND ANY OTHER RELEVANT DEBT DOCUMENT TO WHICH IT IS A PARTY.

            IN WITNESS WHEREOF, the Pledgor, the Trustee and the Collateral Agent have caused this Agreement to be executed by their duly elected officers duly authorized as of the date first above written.

                                          PLEDGOR

                                          PG&E CORPORATION


                                          By    /s/ Peter A. Darbee
                                             -----------------------------------
                                             Name:  Peter A. Darbee
                                             Title: Senior Vice President and
                                                    Chief Financial Officer


                                          TRUSTEE

                                          BANK ONE, N.A.


                                          By    /s/ Janice Ott Rotunno
                                             -----------------------------------
                                             Name:  Janice Ott Rotunno
                                             Title: Vice President,
                                                    Assistant Secretary


                                          COLLATERAL AGENT

                                          DEUTSCHE BANK TRUST COMPANY AMERICAS


                                          By    /s/ Carmina Bitar Day
                                             -----------------------------------
                                             Name:  Carmina Bitar Day
                                             Title: Vice President

             [Signature page to Utility Stock Base Pledge Agreement]

                                                                         ANNEX A
                                                                              to
                                                                PLEDGE AGREEMENT

                              LIST OF PLEDGED STOCK

                                                                                      Percentage of the issued
Name of                                      Type of                 Number of         and outstanding common
Utility                                     Interest                  Shares            stock of the Utility         Certificate No.
-------                                   ------------             -----------          --------------------         ---------------
Pacific Gas and Electric Company          Common Stock             105,641,741                 32.88%                    ZQU10

                                                                         ANNEX B
                                                                              to
                                                                PLEDGE AGREEMENT


Name of Pledgor:                        PG&E Corporation

Jurisdiction of Organization:           California

Identification Number:                  C1953580

                                                                       EXHIBIT 1
                                                                              to
                                                                PLEDGE AGREEMENT

                         Pledge Agreement Acknowledgment

Ladies and Gentlemen:

            Reference is made to the Utility Stock Base Pledge Agreement, made as of July 2, 2003, by and between PG&E Corporation, as Pledgor, Bank One, N.A., as Trustee, and Deutsche Bank Trust Company Americas, as Collateral Agent (the "Base Pledge Agreement") and the Utility Stock Protective Pledge Agreement, made as of July 2, 2003, by and between PG&E Corporation, as Pledgor, Bank One, N.A., as Trustee, and Deutsche Bank Trust Company Americas, as Collateral Agent (the "Protective Pledge Agreement"; together with the Base Pledge Agreement, the "Pledge Agreements"). Defined terms used in this acknowledgment and not otherwise defined have the meanings given to such terms in the Pledge Agreements.

            The undersigned hereby acknowledges and agrees to be bound by the terms of the Pledge Agreements. The undersigned further agrees that the obligations owing to it under the [INSERT NAMES OF RELEVANT DEBT DOCUMENT(S)] shall be treated as [New Senior Secured Debt][New Junior Secured Debt] under such Pledge Agreements.

                                                [ADDITIONAL DEBT HOLDER]

                                                [                              ]
                                                 ------------------------------


                                                By
                                                   -----------------------------
                                                   Name:
                                                   Title:


AGREED AND ACCEPTED BY:


DEUTSCHE BANK TRUST COMPANY
 AMERICAS, as Collateral Agent


By
   --------------------------------
   Name:
   Title:

                                                                       EXHIBIT 2
                                                                              to
                                                                PLEDGE AGREEMENT

                          New Secured Debt Notification

Via Facsimile

Deutsche Bank Trust Company Americas
60 Wall Street
New York, NY  10005
Attention: Escrow Department
Tel: (212) 250-4660
Fax: (212) 797-8622

Bank One, N.A.
1 Bank One Plaza, Suite IL 1-0595
Chicago, Illinois 60670
Attention: Janice Ott Rotunno
Tel: (312) 407-1682
Fax: (312) 336-8840

Ladies and Gentlemen:

            Reference is made to the Utility Stock Base Pledge Agreement, made as of July 2, 2003, by and between PG&E Corporation, as Pledgor, Bank One, N.A., as Trustee, and Deutsche Bank Trust Company Americas, as Collateral Agent (the "Base Pledge Agreement") and the Utility Stock Protective Pledge Agreement, made as of July 2, 2003, by and between PG&E Corporation, as Pledgor, Bank One, N.A., as Trustee, and Deutsche Bank Trust Company Americas, as Collateral Agent (the "Protective Pledge Agreement"; together with the Base Pledge Agreement, the "Pledge Agreements"). Defined terms used in this notification and not otherwise defined have the meanings given to such terms in the Pledge Agreements.

            In accordance with Section 21 of the Pledge Agreements, PG&E Corporation hereby notifies you that it has issued [NEW SECURED DEBT] which shall be treated as [New Senior Secured Debt][New Junior Secured Debt] under the terms of the Pledge Agreements. [The holders of such New Senior Secured Debt [shall be][shall not be] entitled to vote separately as a class in any matter requiring the consent of the Required Secured Parties under the terms of the Pledge Agreements.]

            PG&E Corporation further advises you that all notices, requests, demands or other communications required to be given to the holders of such [New Senior Secured Debt][New Junior Secured Debt] in accordance with the terms of the Pledge Agreements should be directed to [NEW DEBT REPRESENTATIVE] at the following address: [ADDRESS OF NEW DEBT REPRESENTATIVE].

                                          PG&E CORPORATION, as Pledgor

                                          By
                                             -----------------------------------
                                             Name:
                                             Title:



AGREED AND ACCEPTED BY:

BANK ONE, N.A., as Trustee


By
   --------------------------------
   Name:
   Title:



DEUTSCHE BANK TRUST COMPANY
 AMERICAS, as Collateral Agent


By
   --------------------------------
   Name:
   Title: